Exhibit 99.1

GlycoGenesys, Inc. Discusses Global Patent Strategy For GCS-100 at Fourth Annual European

C21 Bioventures Conference

GlycoGenesys To Pursue International Markets Utilizing Newly Filed Patents

BOSTON—(BUSINESS WIRE)—March 30, 2004—GlycoGenesys, Inc., (Nasdaq: GLGS), a biotechnology company developing carbohydrate-based drugs, will update its global patent strategy for GCS-100 in a presentation to be made later today at the fourth annual European C21 Bioventures Conference in London. GlycoGenesys is continuing development of GCS-100 for major foreign markets.

The Company plans on utilizing already issued foreign patents, as well as, a recently filed provisional patent application, owned exclusively by GlycoGenesys, Inc., that covers the new formulation of GCS-100, which the Company will pursue in both the U.S. and major foreign markets including but not limited to Europe, China, Israel, Japan and Brazil. The Company has intentionally relinquished certain applications for modified pectin material in Europe, China, Israel, Japan, Brazil and Canada licensed to the Company by David Platt because prior art prevented the issuance of these applications.

Current Intellectual Property For GCS-100

The Company owns, or is the exclusive licensee of, all of its intellectual property. This intellectual property includes 13 issued US patents that have expiration dates ranging from 2013 to 2022; five of these 13 patents relate to GCS-100. The intellectual property also includes seven foreign patents having expiration dates ranging from 2015 to 2017. Five of these seven foreign patents relate to GCS-100. The Company’s intellectual property further includes 12 pending US patent applications, of which 11 relate to GCS-100; and 41pending foreign patent applications of which 30 relate to GCS-100. As the Company develops GCS-100 further, it expects to discover more about its characteristics and manufacturing, for which it plans to file additional patent applications. The Company is continually evaluating its technologies to determine whether to make further patent filings.

GlycoGenesys, Inc.

GlycoGenesys is a biotechnology company that develops and licenses products based on glycobiology. The Company’s human therapeutic product GCS-100, a unique compound to treat cancer, has been evaluated in Phase II(a) human clinical trials for both colorectal and pancreatic cancers. The Company most recently completed a Phase I dose escalation trial of GCS-100 up to 80 mg/m2 at Sharp Clinical Oncology Research in San Diego, California. Further information is available on GlycoGenesys’ web site: www.glycogenesys.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company’s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:

GlycoGenesys

John W. Burns

617-422-0674

or

Rick Pierce

617-422-0674